Exhibit 10.3
BUSINESS PROTECTION AGREEMENT

THIS BUSINESS PROTECTION AGREEMENT (the “Agreement”) is hereby entered into by and between Belden Inc., a Delaware corporation on behalf of itself, its subsidiaries, and other corporate affiliates (collectively referred to herein as the “the Company”), and [____________] (“Executive”).
WHEREAS Executive acknowledges that the Company has expended and will continue to expend substantial time, money, effort and other resources to develop its client goodwill, client relationships, Trade Secrets and Confidential Information, and that the Company has a legitimate business interest in protecting the same; and
WHEREAS during Executive’s employment with the Company, Executive was and will be given and will acquire specialized training and learn Trade Secrets and Confidential Information that Executive would not otherwise have access to.
NOW, THEREFORE in recognition of these legitimate business interests and in consideration of the continued employment and training of Executive, the promises contained in this Agreement, of being named a participant in the Executive Severance Plan effective as of July 31, 2020, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
a. “Competing Business” means any business of the same type as any business in which the Company is engaged, or in which the Company has made active plans to engage, during the most recent twenty-four (24) months.
b. “Confidential Information” means proprietary or confidential data, information, documents, or materials (in oral, written, electronic or other forms) that belongs to or pertains to the Company and which was disclosed to Executive or which Executive became aware of as a consequence of Executive’s relationship with the Company, which is of tangible or intangible value to the Company, and the details of which are not generally known to the competitors of the Company. Confidential Information shall include (but is not limited to): (i) the identities of the Company’s customers or potential customers, their purchasing histories, and the terms or proposed terms upon which the Company offers or may offer its products and services to such customers and the technical specifications of those contracts, (ii) the terms and conditions upon which the Company or the Company employs employees and independent contractors, (iii) marketing and/or business plans and strategies, (iv) financial reports and analyses regarding the revenues, expenses, profitability and operations of the Company, (v) the nature, origin, composition and development of the Company’s products and services, (vi) inventions; improvements; designs; original works of authorship; derivative works; formulas; processes; compositions of matter; non-public patent applications; mask works; know-how; technology; ideas; planned or proposed trademarks, trade dress, trade names, or service marks; planned or proposed website ideas and plans; and other intellectual property or proprietary information, and (viii) information provided to the Company by third parties under a duty to maintain the confidentiality of such information. However, Confidential Information shall not include information: (x) that has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by Executive without authorization from the Company; (y) that has been independently developed and disclosed by others, or (z) that has otherwise entered the public domain through lawful means.
c. “Restricted Period” means during Executive’s employment with the Company and the 24 months following the Separation Date.
d. “Restricted Territory” means in any locale of any country in which the Company has conducted business during the recent twenty-four (24) months.
e. “Separation Date” means the date on which Executive’s employment with the Company terminates, whether voluntarily or involuntarily.
f. “Trade Secrets” means a trade secret of the Company as defined by applicable law.
g. “Work Product” means any work product, property, data, documentation, information, inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice which (i) is developed using the equipment, supplies, facilities or Confidential Information or Trade Secrets of the Company, (ii) results from or is suggested by work performed by Executive for the Company, or (iii) relates at the time of conception or reduction to practice to the business as conducted by the Company, or to the actual or demonstrably anticipated research or development of the Company.
2. Confidentiality.
a. Non-Disclosure. Executive agrees that during Executive’s employment and following the Separation Date, Executive will not directly or indirectly use, copy, disclose, publish or otherwise distribute to any other person or entity any Confidential Information or Trade Secrets (other than in the performance of Executive’s duties for the Company). While employed by the Company, Executive shall take all reasonable efforts to protect and maintain the confidentiality of Confidential Information and Trade Secrets of the Company. Notwithstanding the foregoing, nothing in this Agreement is intended to or will be used in any way to prevent Executive from testifying truthfully under oath in a judicial proceeding or to limit Executive’s right to communicate with a government agency, as provided for, protected under or warranted by applicable law.
b. Exception for Disclosure of Trade Secrets in Certain Circumstances. Notwithstanding anything herein to the contrary, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a lawsuit for retaliation for reporting a suspected violation of law, Executive may disclose the Trade Secret to his or her attorney and use the Trade Secret information in the court proceeding, as long as Executive files any document containing the Trade Secret under seal and does not disclose the Trade Secret, except pursuant to court order.
3. Ownership of Work Product. To the maximum extent permitted by Del. Code Ann. 19 § 805 and any other applicable law, all of Executive’s Work Product shall be owned exclusively by the Company.  To the greatest extent possible, any Work Product shall be deemed to be a “work made for hire” (as defined in the United States Copyright Act, 17 U.S.C.A. §101 et seq., as amended) and owned exclusively by the Company.  Executive hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest in or to any Work Product.  To the extent the Work Product is deemed to be other than a “work made for hire,” Executive hereby assigns all right, title and interest in and to the Work Product to the Company and agrees to execute all documents requested by the Company to confirm such assignment.
4. Patent and Copyright Registrations. Executive agrees to assist the Company or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Work Product, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Executive further agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.
5. Return of Property and Information. Executive agrees to return to the Company all property and information of the Company (including but not limited to Confidential Information and Trade Secrets) within Executive’s possession or control within seven (7) calendar days following the Separation Date or at any time upon request of the Company. Such property and information includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company to Executive or which Executive has developed or collected in the scope of Executive’s employment with the Company, as well as all Company-issued equipment, supplies, accessories, keys, instruments, tools, devices, computers, cell phones, materials, documents, plans, records, notebooks, drawings, or papers. Upon request by the Company, Executive shall certify in writing that Executive has complied with this provision and has permanently deleted all Company information from any computers or other electronic storage devices or media owned by Executive. Executive may only retain information relating to Executive’s own compensation and benefits.
6. Non-Competition. Executive agrees that during the Restricted Period and within the Restricted Territory, Executive shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to a Competing Business. Nothing in this Section 6 shall prevent Executive from owning not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business.
7. Non-Solicitation of Customers. Executive agrees that during the Restricted Period, Executive will not directly or indirectly, either on Executive’s own behalf or on behalf of any other person or entity, solicit, contact or attempt to solicit or contact (including but not limited to through in-person communications, telephone, email, regular mail, express mail, fax, social media post, social media message or instant message) any of the Company’s customers (or any actively sought prospective customer of the Company) with whom Executive had direct business contact during the most recent 24 months for the purpose of offering or providing any products or services that are similar to or competitive with those provided by the Company or assist or aid any other person or entity in identifying or soliciting any such customer.
8. Non-Solicitation of Suppliers. Executive agrees that during the Restricted Period, Executive will not directly or indirectly, either on Executive’s own behalf or on behalf of any other person or entity, (a) solicit or attempt to solicit any of the Company’s suppliers (or any actively sought prospective supplier of the Company) with whom Executive had contact in person, by telephone, or by paper or electronic correspondence in furtherance of the business interests of the Company during the most recent 24 months, for the purpose of purchasing products or services to support a Competing Business or (b) induce or attempt to induce that supplier to cease doing business with the Company or reduce or otherwise adversely change its business with the Company.
9. Non-Recruitment of Employees and Contractors. Executive agrees that during the Restricted Period, Executive will not directly or indirectly, either on Executive’s own behalf or on behalf of any other person or entity, (a) solicit or attempt to solicit any then-current employee or independent contractor of the Company, or any individual who was an employee or independent contractor of the Company within the six (6) month period prior to the solicitation, in either case with whom Executive had direct personal contact during the most recent 24 months, to work for or provide services to any Competing Business or (b) induce or attempt to induce that employee or independent contractor to terminate or lessen his or her affiliation with the Company or to violate the terms of any agreement or understanding between that individual and the Company.
10. Non-Disparagement. Executive agrees that Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company’s business, products or services or make any maliciously false statements about the Company’s employees or officers. Notwithstanding the foregoing, nothing in this Agreement is intended to or will be used in any way to prevent Executive from testifying truthfully under oath in a judicial proceeding or to limit Executive’s right to communicate with a government agency, as provided for, protected under or warranted by applicable law or with an attorney retained by Executive.
11. Specific Performance; Remedies. Executive acknowledges and agrees that any breach of this Agreement by Executive will cause irreparable damage to the Company, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security to enforce or prevent any violation of this Agreement by Executive. Such rights shall be in addition to (and not in lieu of) any other rights and remedies that the Company may have relating to any breach or threatened breach by Executive of this Agreement.
12. Acknowledgments. Executive acknowledges and agrees that the covenants contained in Section 2 and Sections 6 through 9 of this Agreement are reasonable as to time, scope and territory given the Company’s need to protect its business, personnel, Trade Secrets and Confidential Information and its relationships and goodwill with its customers, vendors, employees and contractors – all of which have been developed at great time and expense to the Company. Executive further acknowledges that Executive has substantial experience and knowledge such that Executive can readily obtain subsequent employment which does not violate this Agreement and that this Agreement does not pose an undue hardship on Executive or harm the public.
13. Miscellaneous.
a. Employment at Will. The parties agree that this Agreement does not constitute a contract of employment and does not change Executive’s status as an “at will” employee of the Company.
b. Construction of Agreement, Modification and Severability. The provisions of this Agreement shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If a court determines that any provision of this Agreement is overly broad or otherwise unenforceable as written, the parties authorize such court to modify and enforce such provision to the extent the court deems reasonable. If any provision of this Agreement is found by a court to be overbroad and unenforceable and not capable of modification, it shall be severed and the remaining covenants and provisions enforced in accordance with the tenor of the Agreement.
c. Governing Law and Forum. The laws of the state of Delaware shall apply to all questions regarding the interpretation, modification, breach or enforcement of this Agreement, without regard to conflicts-of-law principles. The parties agree that they will not file any action arising out of this agreement other than in a state or federal court located in Delaware. The parties consent to personal jurisdiction and venue solely within these forums and waive all otherwise possible objections thereto.
d. Entire Agreement. This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the parties hereto and supersedes any existing agreement entered into by Executive and the Company relating to the same subject matter.
e. Modification; Waiver. This Agreement may not be modified or amended by the parties, except by a writing executed by Executive and an authorized representative of the Company that specifically identifies the provision to be modified or amended. The failure of the Company to contest a breach of any provision of this Agreement by Executive shall not be construed as a waiver of rights with respect to any subsequent breach by Executive.
f. Assignment; Third-Party Beneficiaries. The Company may assign this Agreement to any subsidiary or corporate affiliate or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise), and the rights of the Company hereunder shall inure to the benefit of its successors and assigns. Executive may not assign this Agreement, as the obligations hereunder are personal to Executive.
g. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement. Executive has carefully read and understands the provisions of this Agreement and understands that Executive has the right to seek independent advice or to propose modifications prior to signing the Agreement.

“The Company”	“Executive”
BELDEN INC.

By:	Date:
Its:
Date: